EXHIBIT 99.1

RLH Corporation Completes the Sale of TicketsWest and WestCoast Entertainment to Paciolan

DENVER, Oct. 03, 2017 (GLOBE NEWSWIRE) -- RLH Corporation (NYSE:RLH) (the “company”) announced the completion of the sale of the assets of TicketsWest, a full service ticketing and marketing service provider, and WestCoast Entertainment, promoter and producer of a variety of entertainment productions, to Paciolan, a leading provider of ticketing, fundraising, marketing and analytics solutions to entertainment venues. The acquisition enables TicketsWest and WestCoast Entertainment to join the second largest primary ticketing provider in North America to realize operational and technological efficiencies while continuing to offer their clients full service ticketing, marketing, content and distribution capabilities. These robust businesses will continue to operate as a division of Paciolan under the TicketsWest and WestCoast Entertainment brands.

As the result of the sale of this business segment, RLH Corporation will report the results of operations of TicketsWest and WestCoast Entertainment businesses as discontinued operations. These amounts, along with the gain on sale of the business, will be reported in its Form 10-Q, which is expected to be filed on or about November 3, 2017.

ABOUT RLH Corporation
Red Lion Hotels Corporation, doing business as RLH Corporation, is an innovative hotel company focused on the franchising, management and ownership of upscale, midscale and economy hotels. It focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company's website at www.rlhco.com.

MEDIA CONTACTS:
Amy Koch
509.777.6417
investorrelations@rlhco.com

David Wright
509.777.6254
david.wright@rlhco.com